Exhibit 99.1

Cyclacel Pharmaceuticals, Inc

**** IMPORTANT ****

May 14, 2012

Dear Cyclacel Pharmaceuticals, Inc. Shareholder:

Enclosed you will find an additional proxy form relating to Cyclacel Pharmaceutical’s Annual Meeting of Shareholders to be held on May 23, 2012.

At our annual meeting, shareholders will act upon:

•                  the election of directors,

•                  to approve the reverse stock split in a ratio of up to and including 1:10, such ratio to be determined by our Board of Directors, so as to enable us to regain compliance with the minimum per share bid price requirement and thereby continue our listing on The NASDAQ Global Market,

•                  to approve the 2006 amended and restated equity incentive plan to increase the number of shares available for the grant of awards by 4.8 million shares (on a pre-split basis), and

•                  to ratify  the appointment of our independent registered public accounting firm.

Your Board, as fellow shareholders, urges each of you to vote “FOR” each of the proposals outlined in the proxy statement previously sent to you.

***Please Vote Today***

We are sending you this reminder notice because we have not yet heard from you, and we urge you to vote your shares immediately.  As a shareholder, you have the right to vote over the Internet or by telephone, and we are asking you to do so now to save Cyclacel Pharmaceuticals, Inc. further expense and to ensure that your vote is counted.  Instructions on how to vote over the telephone or Internet are enclosed in this package.

We strongly encourage you to exercise your right to vote, and to vote by telephone or over the Internet using the instructions provided.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted “FOR” each of the proposals.

Thank you for your investment in Cyclacel Pharmaceuticals, Inc. and for voting your shares.  If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 1-(800) 607-0088.

Sincerely,

Spiro Rombotis
President & Chief Executive Officer

☒  200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey  07922, USA  Tel +1 (908) 517 5330 Fax +1 866 271 3466

☐  1 James Lindsay Place, Dundee, DD1 5JJ, UK  Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com  –  info@cyclacel.com